Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Announces First Quarter 2018 Results

LOUISVILLE, KY. (May 9, 2018) -Turning Point Brands, Inc. (NYSE:TPB), a leading provider of Other Tobacco Products (“OTP”), today announced financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Results at a Glance
(Comparisons vs. same period year-ago)

✓	Net sales increased 10.7% to $73.9 million
✓	Gross profit increased 15.0% to $31.8 million
✓	Net income was $3.0 million
✓	Adjusted EBITDA was $13.7 million (see Schedule A for a reconciliation to net income)
✓	Diluted EPS of $0.15 and Adjusted Diluted EPS of $0.35 as compared to $0.10 and $0.26, respectively (see Schedule D for a reconciliation to diluted EPS)
✓	Other highlights from the first quarter:
o	Stoker’s increased retail market share in both Moist Snuff Tobacco (“MST”) and chewing tobacco[1]
o	New Zig-Zag Hemp cigarette papers were launched in the U.S.
o	VaporBeast posted its strongest quarterly net sales to date on continued executional improvements, driving record NewGen net sales and gross profit

Recent Events

On April 30, 2018, TPB announced the acquisition of the Vapor Supply LLC assets and its related subsidiaries for total consideration of $4.8 million.  For the latest twelve months ending December 31, 2017, Vapor Supply had net sales and gross profit of approximately $33 million and $6 million, respectively.  After rationalization of inventory, TPB expects an annual sales rate of approximately $25-$28 million. The transaction was funded with cash on hand and is immediately earnings accretive.

On May 8, 2018, the TPB board of directors declared a quarterly dividend of $0.04 per common share which will be paid on July 13, 2018, to shareholders of record on the close of business on June 22, 2018.

1 Based on data from Management Science Associates, Inc. (“MSAi”), which administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Management Observations on the First Quarter 2018

“Our performance in 2018 is off to a strong start, demonstrating the efficacy of our strategic plan and our continued focus on augmenting organic growth with thoughtful acquisitions”, said Wexler.  “We are excited to supplement our focus brands, Stoker’s in Smokeless, Zig-Zag in Smoking, and VaporBeast in NewGen, with the additional firepower inherent in the Vapor Supply acquisition.”

Smokeless Products Segment (28% of total net sales in the quarter)

For the first quarter, Smokeless products net sales increased 2.5% to $20.7 million on the continuing growth of Stoker’s MST.  In the quarter, total Smokeless segment volume increased 0.4% and price/mix increased 2.1%.

Year-over-year industry volumes for chewing tobacco declined by approximately 7% in the quarter, while industry MST2 volumes were soft by approximately 1% to year-ago, according to MSAi.  Stoker’s outpaced the smokeless industry in the quarter, growing its MSAi share in both chewing tobacco and MST. Stoker’s MST cases shipped in the quarter rose by greater than 10%.

For the quarter, gross profit for the Smokeless segment increased 18.7% to $11.0 million.  Segment gross margin expanded 730 basis points to 53.0% due to product mix, price increases and LIFO expense.  Absent LIFO expense in both quarters, gross profit increased by 5.4% and gross margin expanded by 140 basis points to 52.7%.

Smoking Products Segment (37% of total net sales in the quarter)

For the first quarter, net sales of Smoking products decreased $0.2 million to $27.0 million. Cigarette paper sales in the quarter were up $1.0 million, offset by a $1.2 million decrease related to our decision to deemphasize the low margin cigar products business and our previously announced line rationalization of MYO tobacco. In the quarter, Smoking products volume decreased 0.3%, while price/mix decreased 0.4%.

In the quarter, Zig-Zag retained its share leadership position in both premium cigarette papers and MYO cigar wraps, while also expanding new paper products in the dynamic and developing Canadian marketplace.  New Zig-Zag Hemp cigarette papers were launched in the U.S. late in the first quarter.

According to MSAi, first quarter industry volumes for U.S. cigarette papers decreased by low-single-digits, while industry MYO cigar wraps continued to produce double-digit category expansion.

Smoking products gross profit for the quarter was down $0.5 million to $13.2 million due largely to an adverse year-over-year euro exchange rate impact of $0.8 million.  Gross margin decreased to 48.8% compared with 50.4% for the year-ago quarter due principally to adverse exchange rates.

2 TPB measures industry MST volumes excluding pouch and snus products.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

NewGen (New Generation) Products Segment (35% of total net sales in the quarter)

For the first quarter, NewGen segment net sales grew 35.3% to a record $26.2 million on continued VaporBeast momentum.

Gross profit for the NewGen segment increased by $2.9 million over the year-ago quarter to a record $7.7 million.  Gross margin for the quarter expanded by 490 basis points to 29.2%, compared to the year-ago quarter.

For the quarter, VaporBeast’s key sales performance metrics indicate continued progress against our goal to grow sales in the existing store base, as evidenced by increases in both order sizes and order frequency.  Additionally, operational improvements at Vapor Shark have strengthened sales performance in both the company and franchise branded stores. The Vapor Shark e-liquid manufacturing integration into our Louisville facility remains on-track for completion by the end of the second quarter.

“As we move into the second and third quarters, we will focus on properly integrating the Vapor Supply enterprise, with an eye toward identifying and releasing improved operational effectiveness and financial synergies,” said Wexler.  “We remain steadfast in our commitment to onboard new acquisitions and to plug them into our established platform serving both the NewGen and tobacco markets.”

Other Performance Measures

First quarter 2018 gross profit included:
•	New product launch costs of $0.6 million compared to $0.1 million in the first quarter a year-ago; and
•	Line rationalization expenses of $0.4 million

First quarter 2018 consolidated SG&A expenses were $22.1 million compared to $16.8 million in 2017 due primarily to the inclusion of the Vapor Shark SG&A, higher legal and litigation expenses associated with the previously announced anti-counterfeiting initiative, line rationalization costs, non-recurring departmental reorganization expenses and a meaningful increase in VaporBeast net sales, which drives certain variable SG&A expenses.

Certain components of 2018 first quarter SG&A were as follows:
•	Line rationalization expenses of $0.6 million;
•	Non-recurring expenses associated with the finance department reorganization were $0.6 million;

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	Strategic expenses were $0.6 million compared to $0.3 million in the year-ago period; and
•	Launch cost expenses in SG&A were $0.1 million compared to $0.5 million a year-ago

Absent the immediately aforementioned charges, SG&A as a percent of net sales was 27.2%.

Interest expense for the quarter dropped to $3.7 million, which is $1.3 million, or 25.9%, lower than the year-ago period.  The reduction is principally attributable to lower interest rates as a result of first quarter 2017 and 2018 refinancings in conjunction with lower debt levels as compared to 2017. As previously announced, on March 7, 2018, we refinanced our credit facility. The amended $250 million facility consists of a $160 million first lien term loan, a $40 million second lien term loan and a $50 million cash flow revolver. The existing $40 million accordion feature was retained.

The amendment reduces our blended interest rate and is expected to reduce annual interest expense by approximately $2.0 million on an interest rate risk adjusted basis. As part of the refinancing, we executed various interest rate swap agreements for a notional amount of $70 million, reducing our exposure to floating interest rates. Management will continue to evaluate attractive opportunities to reduce interest expense and manage risk.

Loss on extinguishment of debt associated with our March 2018 refinancing was $2.4 million compared to $6.1 million in the prior year.

For the quarter, fully diluted weighted average shares outstanding were 19.8 million.

First quarter 2018 diluted EPS was $0.15 while Adjusted diluted EPS was $0.35 (see Schedule D for reconciliation).  We have initiated reporting Adjusted diluted EPS to align with our historical Adjusted EBITDA reporting.  Please see schedule D for a historical reconciliation of Adjusted diluted EPS.

First quarter 2018 Adjusted EBITDA of $13.7 million was up 0.5% to the year-ago period (See Schedule A for a reconciliation).

Capital expenditures in the first quarter 2018 totaled $0.4 million.

Total debt at March 31, 2018 was $198.2 million.  Net debt at March 31, 2018 was $194.4 million, compared to $199.4 million as of December 31, 2017, a decrease of $5.0 million.  Net debt at March 31, 2018 to Adjusted EBITDA was 3.2x (see Schedule C for a reconciliation).

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

2018 Outlook Update

As previously announced, and based upon the current understanding of the 2018 FDA schedule, the company has identified products for 2018 rationalization and estimates that SKU discontinuations will unfavorably impact year-over-year net sales by approximately $3.5 million.  Total line rationalization expenses in the first quarter were $1 million.  We continue to evaluate our portfolio for potential additional SKU eliminations. Recognizing the Vapor Supply transaction and absent any other acquisitions and net of the above-mentioned SKU rationalizations, the company now anticipates 2018 net sales growth of 12% to 16%.

Excluding any acquisition related expenses, SG&A as a percent of net sales for the full year is expected to be in the 25% to 27% range.  Interest expense is currently expected to be $14 million, which includes $1 million non-cash deferred financing charges.

New product launch costs, including the $0.7 million recorded in the first quarter, are estimated to be approximately $1.9 million for the year.

The company expects a 2018 effective income tax rate to be 24%, down from the previously announced 26% to 27%.  Net operating losses, or NOLs, available to offset federal income taxes amounted to approximately $14.4 million at March 31, 2018.  We expect to fully utilize these NOLs during 2018 when we will begin paying cash federal income taxes.

Capital expenditures for 2018 are expected to be on the lower end of the previously announced $2 to $3 million, due to capacity synergies from the Vapor Supply acquisition. These expenditures include one-time investments associated with logistics efficiency and integration activities.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Wednesday, May 9, 2018.  Investment community participants should dial in ten minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and the VaporBeast® distribution engine in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•	our status as a “controlled company” could make our common stock less attractive to some investors or otherwise harm our stock price.

Contacts:
Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended March 31,
	2018	2017
Net sales	$73,942	$66,788
Cost of sales	42,133	39,116
Gross profit	31,809	27,672
Selling, general and administrative expenses	22,068	16,823
Operating income	9,741	10,849
Interest expense	3,654	4,933
Gain on investment	(95)	(114)
Loss on extinguishment of debt	2,384	6,116
Net periodic benefit expense (income), excluding service cost	(43)	92
Income (loss) before income taxes	3,841	(178)
Income tax expense (benefit)	809	(2,055)
Consolidated net income	$3,032	$1,877

Basic earnings per common share:
Net income	$0.16	$0.10
Diluted earnings per common share:
Net income	$0.15	$0.10
Weighted average common shares outstanding:
Basic	19,221,892	18,734,393
Diluted	19,762,194	19,633,353

Supplemental disclosures of statement of income information:
Excise tax expense	$4,885	$5,079
FDA fees	$153	$150

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	(unaudited) March 31, 2018	December 31, 2017
Current assets:
Cash	$3,792	$2,607
Accounts receivable, net of allowances of $46 in 2018 and $17 in 2017	2,283	3,248
Inventories	58,059	63,296
Other current assets	12,387	10,342
Total current assets	76,521	79,493
Property, plant, and equipment, net	8,662	8,859
Deferred income taxes	-	450
Deferred financing costs, net	1,025	630
Goodwill	134,620	134,620
Other intangible assets, net	26,260	26,436
Master Settlement Agreement (MSA) escrow deposits	30,316	30,826
Other assets	1,021	963
Total assets	$278,425	$282,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,641	$3,686
Accrued liabilities	13,586	18,694
Current portion of long-term debt	10,000	7,850
Revolving credit facility	-	8,000
Total current liabilities	30,227	38,230
Notes payable and long-term debt	188,165	186,190
Deferred income taxes	35	-
Postretirement benefits	3,968	3,962
Other long-term liabilities	1,138	571
Total liabilities	223,533	228,953

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and	192	192
outstanding shares - 19,222,617 at March 31, 2018, and 19,210,633 at December 31, 2017	-	-
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000;	-	-
issued and outstanding shares -0-	-	-
Additional paid-in capital	103,833	103,640
Accumulated other comprehensive loss	(3,829)	(2,973)
Accumulated deficit	(45,304)	(47,535)
Total stockholders' equity	54,892	53,324
Total liabilities and stockholders' equity	$278,425	$282,277

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Consolidated net income	$3,032	$1,877
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	2,384	6,116
Depreciation expense	560	354
Amortization of other intangible assets	176	175
Amortization of deferred financing costs	238	294
Amortization of original issue discount	-	66
Deferred income taxes	793	(2,564)
Stock compensation expense	197	45
Changes in operating assets and liabilities:	-	-
Accounts receivable	965	(1,801)
Inventories	5,237	1,299
Other current assets	(2,051)	(1,420)
Other assets	(23)	26
Accounts payable	2,955	(1,597)
Accrued liabilities and other	(6,029)	(5,242)
Accrued postretirement liabilities	(14)	32
Net cash provided by (used in) operating activities	$8,420	$(2,340)

Cash flows from investing activities:
Capital expenditures	$(363)	$(368)
Restricted cash, MSA escrow deposits	(530)	1,192
Net cash provided by (used in) investing activities	$(893)	$824

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from financing activities:
Proceeds from 2018 first lien term loan	$160,000	$-
Proceeds from 2018 second lien term loan	40,000	-
Payments of 2017 first lien term loans	(140,613)	-
Payments of 2017 second lien term loan	(55,000)	-
Proceeds from (payments of) 2017 revolving credit facility	(8,000)	29,550
Proceeds from 2017 first lien term loans	-	145,000
Proceeds from 2017 second lien term loan	-	55,000
Payments of first lien term loan	-	(147,312)
Payments of second lien term loan	-	(60,000)
Payments of revolving credit facility	-	(15,034)
Payments of financing costs	(3,279)	(4,792)
Exercise of options	20	679
Surrender of options	-	(1,000)
Net cash provided by (used in) financing activities	$(6,872)	$2,091

Net increase in cash:	$655	$575

Cash, beginning of period:
Unrestricted	2,607	2,865
Restricted	4,709	3,889
Total cash at beginning of period	7,316	6,754

Cash, end of period:
Unrestricted	3,792	2,248
Restricted	4,179	5,081
Total cash at end of period	$7,971	$7,329

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Adjusted diluted EPS, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA and Adjusted diluted EPS exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Consolidated net income	$3,032	$1,877
Add:
Interest expense	3,654	4,933
Loss on extinguishment of debt	2,384	6,116
Income tax expense (benefit)	809	(2,055)
Depreciation expense	560	354
Amortization expense	175	175
EBITDA	$10,614	$11,400
Components of Adjusted EBITDA
LIFO adjustment (a)	(57)	1,189
Pension/postretirement expense (b)	(17)	118
Stock options, restricted stock, and incentives expense (c)	197	45
Foreign exchange hedging (d)	46	(69)
Product line rationalizations (e)	1,008	-
Strategic initiatives (f)	599	327
New product launch costs (g)	682	628
Organizational development (h)	636	-
Adjusted EBITDA	$13,708	$13,638

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents costs associated with discontinued products related to product line rationalization.
(f)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(g)	Represents product launch costs of our new product lines.
(h)	Represents costs associated with departmental restructuring.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated
	Three Months Ended
	March 31, 2018	March 31, 2017
Net sales	$73,942	$66,788
Cost of sales	42,133	39,116
Gross profit	31,809	27,672
Gross margin	43.0%	41.4%

LIFO adjustment (a)	(57)	1,189
Gross profit excluding LIFO	$31,752	$28,861

Gross margin excluding LIFO	42.9%	43.2%

	Smokeless Segment
	Three Months Ended
	March 31, 2018	March 31, 2017
Net sales	$20,747	$20,248
Cost of sales	9,754	10,988
Gross profit	10,993	9,260
Gross margin	53.0%	45.7%

LIFO adjustment (a)	(57)	1,124
Gross profit excluding LIFO	$10,936	$10,384

Gross margin excluding LIFO	52.7%	51.3%

	Smoking Segment
	Three Months Ended
	March 31, 2018	March 31, 2017
Net sales	$26,996	$27,177
Cost of sales	13,832	13,477
Gross profit	13,164	13,700
Gross margin	48.8%	50.4%

LIFO adjustment (a)	-	65
Gross profit excluding LIFO	$13,164	$13,765

Gross margin excluding LIFO	48.8%	50.6%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in thousands)

	March 31, 2018		December 31, 2017

Cash	$3,792		$2,607

Total Debt	$198,165		$202,040

Net Debt	$194,373		$199,433

Leverage Ratio (a)	3.2	x	3.3	x

(a)	Leverage ratio is calculated by net debt / adjusted EBITDA.

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
April 1, 2017 - March 31, 2018
(dollars in thousands)

	2nd Quarter 2017	3rd Quarter 2017	4th Quarter 2017	1st Quarter 2018	Rolling 12 Months

Net income attributable to Turning Point Brands, Inc.	$7,439	$7,374	$3,519	$3,032	$21,364
Add:
Interest expense	4,046	4,023	3,887	3,654	15,610
Loss on extinguishment of debt	-	-	-	2,384	2,384
Income tax expense (benefit)	2,795	3,110	3,430	809	10,144
Depreciation expense	417	421	434	560	1,832
Amortization expense	176	175	176	175	702

EBITDA	$14,873	$15,103	$11,446	$10,614	$52,036
Components of Adjusted EBITDA
LIFO adjustment	(302)	(641)	877	(57)	(123)
Pension/Postretirement expense	50	84	32	(17)	149
Stock option and incentives expense	175	226	222	197	820
Foreign exchange hedging (gain) loss	(21)	-	-	46	25
Strategic initiatives	444	219	1,143	599	2,405
New product launch costs	533	566	687	682	2,468
Product line rationalization	-	314	249	1,008	1,571
Bonus	-	-	107	-	107
Organizational development	-	-	-	636	636
Adjusted EBITDA	$15,752	$15,871	$14,763	$13,708	$60,094

Net Debt / 12 months ended March 31, 2018, rolling Adjusted EBITDA	3.2x

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule D

Turning Point Brands, Inc.
Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS
(dollars in thousands)

	1Q17	2Q17	3Q17	4Q17	1Q18
Net income attributable to Turning Point Brands, Inc.	$1,877	$7,439	$7,374	$3,519	$3,032
Interest expense	4,933	4,046	4,023	3,887	3,654
Loss on extinguishment of debt	6,116	-	-	-	2,384
Income tax expense (benefit)	(2,055)	2,795	3,110	3,430	809
Depreciation expense	354	417	421	434	560
Amortization expense	175	176	175	176	175
EBITDA:	$11,400	$14,873	$15,103	$11,446	$10,614
LIFO adjustment	1,189	(302)	(641)	877	(57)
Pension/Postretirement expense	118	50	84	32	(17)
Stock option and incentive expense	45	175	226	222	197
Foreign exchange hedging (gain) loss	(69)	(21)	-	-	46
Strategic initiatives	327	444	219	1,143	599
New product launch costs	628	533	566	687	682
Product line rationalization	-	-	314	249	1,008
Bonus	-	-	-	107	-
Organizational development	-	-	-	-	636
Adjusted EBITDA	$13,638	$15,752	$15,871	$14,763	$13,708

Diluted wighted average common shares outstanding	19,633	19,585	19,589	19,723	19,762
Diluted earning per common share	$0.10	$0.38	$0.38	$0.18	$0.15

Adjusted EBITDA	$13,638	$15,752	$15,871	$14,763	$13,708
Depreciation	(354)	(417)	(421)	(434)	(560)
Amortization	(175)	(176)	(175)	(176)	(175)
Interest Expense	(4,933)	(4,046)	(4,023)	(3,887)	(3,654)
Pension/Postretirement expense	(118)	(50)	(84)	(32)	17
Stock option and incentive expense	(45)	(175)	(226)	(222)	(197)
Foreign exchange hedging gain (loss)	69	21	-	-	(46)
Adjusted Pre-Tax Income	8,082	10,909	10,942	10,012	9,093
Estimated Tax Expense	(3,071)	(4,145)	(4,158)	(3,805)	(2,182)
Adjusted Net Income	$5,011	$6,764	$6,784	$6,207	$6,911
Adjusted Diluted EPS	$0.26	$0.35	$0.35	$0.31	$0.35

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238